As filed with the Securities and Exchange Commission on December 2, 2004

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TURBODYNE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Chapter)

Nevada	95-4699061
(State of Incorporation)	(I.R.S. Employer Identification No.)

6155 Carpinteria Avenue, Carpinteria, California 93013
Telephone: (805) 684-4551
(Address and Telephone Number of Principal Executive Offices)

2004 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Stephen F.X. O'Neill, Esq.
O'NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: (360) 332-3300
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering(2) Price Per Share	Proposed Maximum Aggregate(2) Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	15,000,000 Shares	$0.0475 Per Share	$712,500	$90.27

(1)	This registration statement covers the common stock issuable upon grants of stock or upon the exercise of options granted pursuant to Turbodyne Technologies, Inc.'s (the "Company") 2004 Stock Incentive Plan to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the 2004 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2)	The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 based upon the average of the bid price of $0.045 and ask price of $0.050 per share for the Company's common stock as quoted on the Over-The-Counter Bulletin Board on November 30, 2004. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be given to participants in the 2004 Stock Incentive Plan as required under Rule 428 of the Securities Act of 1933 (the "Securities Act"). These documents will not be filed with the SEC, but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, filed by Turbodyne Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference into this Registration Statement:

(1)	The Company's Annual Report on Form 10-KSB, filed with the SEC on May 17, 2004;

(2)	The Company's Quarterly Reports on Form 10-QSB, filed with the SEC on May 24, 2004, August 16, 2004 and November 22, 2004;

(3)	The Company's Current Reports on Form 8-K, filed with the SEC on February 3, 2004, June 15, 2004, July 9, 2004 and October 20, 2004;

(4)
The description of the Company’s Common Stock which is contained in the Company’s Form 20-F Registration Statement, originally filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on September 18, 1996, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Company's 2004 Stock Incentive Plan will be passed upon for the Company by O'Neill Law Group PLLC, 435 Martin Street, Suite 1010, Blaine, Washington 98230. Attorneys who are members of or employed by O'Neill Law Group PLLC who have provided advice with respect to this matter own options to acquire the Company's common stock.

Item 6. Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and by the Articles of Incorporation and Bylaws of the Company. The Articles of Incorporation of the Company provide that the Company is to indemnify its officers and directors to the fullest extent allowed by law.

Chapter 78 of the NRS pertaining to private corporations, provides that the Company is required to indemnify its officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of the Company.

Chapter 78 of the NRS further provides that the Company is permitted to indemnify its officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of the Company even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful.

However, with respect to actions brought by or on behalf of the Company against its officers or directors, the Company may not indemnify its officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that a court determines that the officers or directors are entitled to be indemnified.

The Bylaws of the Company provide that the Company is to advance funds to its officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, in order to do so, the officers or directors to which funds are to be advanced must provide the Company with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

The NRS and Bylaws of the Company also allow the Company to purchase and maintain insurance on behalf of its officers or directors, regardless of whether the Company has the authority to indemnify them against such liabilities or expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Document

5.1	Opinion of O'Neill Law Group PLLC regarding legality of securities being registered
10.1	2004 Stock Incentive Plan
23.1	Consent of BDO Dunwoody LLP, Independent Auditors

23.2	Consent of O'Neill Law Group PLLC (included in exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Turbodyne Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, California, on December 2, 2004.

TURBODYNE TECHNOLOGIES, INC.

By:	/s/ Andrew Martyn-Smith
Andrew Martyn-Smith,
President, Chief Executive Officer,
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Andrew Martyn-Smith, as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew Martyn-Smith	President, Chief Executive Officer,
Andrew Martyn-Smith	Chief Financial Officer, Treasurer,	December 2, 2004
Director
(Principal Executive Officer and
Principal Financial Officer)

/s/ Eugene O'Hagan	Director	December 2, 2004
Eugene O'Hagan

/s/ Randall Fox	Director	December 2, 2004
Randall Fox